RED METAL RESOURCES LTD. 102 – 278 Bay Street Thunder Bay, ON P7B 1R8

Red Metal Resources Appoints New Directors

Thunder Bay, Ontario, March 6, 2019 -  Red Metal Resources Ltd. (OTCPINK:RMES) (“Red Metal”, or “the Company”) is pleased to announce that on February 28, 2019, its board of directors appointed Jeffrey Cocks and Cody McFarlane as directors of the Company.

Jeffrey Cocks, age 56,  has over 25 years of experience in consulting, sales, marketing, product development and branding, as well as corporate compliance including overseeing his company’s accounting, compliance and finance departments and as a director of several public companies in both the United States and Canada. From August 1996 to the present, Mr. Cocks has served as the Chairman and Chief Executive Officer of West Isle Ventures, Ltd., a Canadian company that provides consulting services to start-ups and other companies. Mr. Cocks also serves on the board of directors and audit committees of Smooth Rock Ventures Corp, Lithium Energi Exploration Inc., and Edison Cobalt Corp. all of which are traded on the Toronto Stock Exchange. Since February 28, 2014, Mr. Cocks is the Chairman, CEO, and CFO of Nevada Canyon Gold Corp., an SEC reporting issuer. Mr. Cocks has a degree from Simon Frasier University in its securities program.

Cody McFarlane, age 32, is the General Manager with the Latin American division of Harris Gómez Group, an international and multidisciplinary firm specializing in cross border transactions between Australia and Latin America. Mr. McFarlane brings with him an extensive knowledge of international acquisitions and expansions of various businesses into Chile, Peru, Bolivia, Colombia, Ecuador, Argentina, Brazil, Panama and Mexico, as well as expertise of working with international trade organizations (UK Trade, Canadian Embassy, etc.) whom he assisted in identifying opportunities in several Chilean key sectors such as mining, energy and infrastructure. Mr. McFarlane has earned his Diploma in Business Management from Grant MacEwan University, Edmonton, Canada, and his Bachelor of Commerce in Managerial Finance form the University of Lethbridge, Canada.

For more information on the appointment of new directors and officers please refer to Red Metal’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 6, 2019.

About Red Metal Resources Ltd.

Red Metal Resources is a mineral exploration company focused on aggressive growth through acquiring, exploring and developing copper-cobalt-gold assets in Chile. Our projects are located in the prolific Candelaria iron oxide copper-gold (IOCG) belt of Chile’s coastal Cordillera. Red Metal is quoted on the OTC Pink Sheets under the symbol RMES. For more information, visit www.redmetalresources.com.

Contact:

Red Metal Resources Ltd.

Caitlin Jeffs, P.Geo, CEO

807.345.7384

www.redmetalresources.com